Exhibit 99.1

Joint Filer Agreement

The undersigned hereby agree and acknowledge that the statement containing the information required by Schedule 13D, to which this agreement is attached as an exhibit, is filed on behalf of each of them, and any amendments or supplements to the Schedule 13D shall also be filed on behalf of each of them.

January 26, 2026

Sport City Cádiz S.L.

By:	/s/ Manuel Ignacio Díaz Charlo
Name:	Manuel Ignacio Díaz Charlo
Title:	General Manager

Cádiz CF

By:	/s/ Manuel Vizcaino Fernandez
Name:	Manuel Vizcaino Fernandez
Title:	President